SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or
     Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number: NA

        NORTHERN BORDER INTERMEDIATE LIMITED PARTNERSHIP
     (Exact name of registrant as specified in its charter)

                        1400 Smith Street
                      Houston, Texas  77002
                         (713) 853-6161
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Guarantee of 8 7/8% Senior Notes due 2010, Series A
    (Title of each class of securities covered by this Form)

                              None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ ]      Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)     [ ]      Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)     [ ]      Rule 15d-6              [X]
     Rule 12h-3(b)(1)(i)      [ ]

     Approximate number of holders of record as of the certification or notice date: 11

Pursuant to the requirements of the Securities Exchange Act of 1934, Northern Border Intermediate Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              NORTHERN BORDER INTERMEDIATE
                              LIMITED PARTNERSHIP




Date: March 28, 2001          By: JERRY L. PETERS
                              Name: Jerry L. Peters
                              Title:  Chief Financial and
                                      Accounting Officer